SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities

Exchange Act of 1934

Date of Report (Date of earliest event reported): October 29, 2013

Vermillion, Inc.

(Exact name of registrant as specified in its charter)

Commission File Number: 001-34810

Delaware	33-059-5156
(State or other jurisdiction of incorporation)	(IRS Employer Identification No.)

12117 Bee Caves Road Building Three, Suite 100, Austin, TX 78738

(Address of principal executive offices, including zip code)

512.519.0400

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(b)

Resignation and Appointment of Peter S. Roddy

As part of the ongoing process of determining the desired size of the board of directors (the “Board”) of Vermillion, Inc. (the “Company”), the Board decided not to nominate for re-election at the Company’s 2013 annual meeting of stockholders (the “2013 Annual Meeting”) the two directors currently serving as Class I directors.  In order to rebalance the number of directors who will serve in each class following the 2013 Annual Meeting, on October 29, 2013, Peter S. Roddy resigned as a Class II director and thereafter was immediately appointed to the Board as a Class I director.  Mr. Roddy continues to serve on the Company’s Audit Committee. The resignation and appointment of Mr. Roddy was effected solely to rebalance the Board classes.

Conditional Resignation of Class III Directors

On October 29, 2013, the Board adopted amendments to the Company’s Fourth Amended and Restated Certificate of Incorporation (the “Company Charter”) and Fourth Amended and Restated Bylaws (the “Company Bylaws”) that, subject to the adoption by the Company’s stockholders at the 2013 Annual Meeting and the filing of the amendment to the Company Charter with the Secretary of State of the State of Delaware, would commence the process of declassifying the Board beginning at the 2013 Annual Meeting.  In connection with the adoption of the amendments to the Company Charter and the Company Bylaws (the “Amendments”), each current Class III director (whose term would otherwise expire at the Company’s annual meeting of stockholders to be held in 2015, absent stockholder adoption of the Amendments and the filing of the amendment to the Company Charter with the Secretary of State of the State of Delaware) delivered a conditional resignation to the Board on October 29, 2013.  Pursuant to such conditional resignations, subject to and conditioned upon (i) the adoption by the Company’s stockholders at the 2013 Annual Meeting of the Amendments and (ii) the filing of the amendment to the Company Charter with the Secretary of State of the State of Delaware, each current Class III director of the Board resigned from the Board effective immediately prior to the 2014 annual meeting of stockholders of the Company.  The purpose of these resignations is to expedite the transition to a declassified Board.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Vermillion, Inc.
Date: October 31, 2013	By:/s/ Eric J. Schoen
Name: Eric J. Schoen
Title: Vice President, Finance and Chief Accounting Officer

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